As filed with the Securities and Exchange Commission on May 5, 2026

Registration No. 333-207170

Registration No. 333-218997

Registration No. 333-251227

Registration No. 333-251230

Registration No. 333-261921

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-207170

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218997

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-251227

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-251230

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-261921

UNDER

THE SECURITIES ACT OF 1933

FARMER BROTHERS CO

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-0725980
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

c/o Royal Cup, Inc.

160 Cleage Drive

Birmingham, AL 35217

(Address, including zip code, of registrant’s principal executive offices)

Farmer Bros. Co. Amended and Restated 2007 Long-Term Incentive Plan

Farmer Bros. Co. 2017 Long-Term Incentive Plan

Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan

Farmer Bros. Co. 2020 Inducement Incentive Plan

Farmer Bros. Co. 401(K) Plan

(Full Title of the Plan)

M. Scott Yeager

c/o Royal Cup, Inc.

160 Cleage Drive

Birmingham, AL 35217

(205) 983-3060

(Name, address, and telephone number, including area code, of agent for service)

with copies to:

Thomas Laughlin, P.C. Jack Shirley Kirkland & Ellis LLP 4550 Travis Street Dallas, TX 75205 (214) 972-1770

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNISSUED SECURITIES

Farmer Brothers Co., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), which were filed by the Company with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), registered but unissued under each such Registration Statement as of the date hereof:

1.	Registration Statement on Form S-8 (No. 333-207170), filed by the Company with the SEC on September 28, 2015, registering 375,000 shares of Common Stock under the Farmer Bros. Co. Amended and Restated 2007 Long-Term Incentive Plan;

2.	Registration Statement on Form S-8 (No. 333-218997), filed by the Company with the SEC on June 27, 2017, registering 1,407,695 shares of Common Stock under the Farmer Bros. Co. 2017 Long-Term Incentive Plan;

3.	Registration Statement on Form S-8 (No. 333-251227), filed by the Company with the SEC on December 9, 2020, registering 1,150,000 shares under the Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan (the “Amended and Restated 2017 Incentive Plan”);

4.	Registration Statement on Form S-8 (No. 333-251230), filed by the Company with the SEC on December 9, 2020, registering 300,000 shares under the Farmer Bros. Co. 2020 Inducement Incentive Plan; and

5.	Registration Statement on Form S-8 (No. 333-261921), filed by the Company with the SEC on December 28, 2021, registering (i) 1,500,000 shares of Common Stock under the Amended and Restated 2017 Incentive Plan and (ii) 2,000,000 shares of Common Stock under the Farmer Bros. Co. 401(k) Plan, as amended by Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-261921), filed by the Company with the SEC on March 27, 2023.

On May 5, 2026, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of March 3, 2026 (the “Merger Agreement”), by and among Royal Cup, Inc., a Delaware corporation (“Parent”), and BP I Brew Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a direct, wholly-owned subsidiary of Parent.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the registrant that had been registered for issuance under the Registration Statements that remain unsold at the termination of such offerings, the Company hereby removes from registration by means of these Post-Effective Amendments all Common Stock registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Stock, and the Company hereby terminates the effectiveness of the Registration Statements. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a post-effective amendment to a registration statement on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on the 5th day of May, 2026.

Farmer Brothers Co.

By:	/s/ William L. Wann, Jr.
Name:	William L. Wann, Jr.
Title:	President and CEO

Note: No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 under the Securities Act of 1933, as amended.